Advanced Emissions Solutions, Inc. Announces 15-Year Activated Carbon Supply Agreement with Cabot Corporation

Agreement expected to increase manufacturing utilization, diversify activated carbon product mix, provide 30-40% incremental revenue growth and increase earnings and cash flow profile

GREENWOOD VILLAGE, Colorado -- September 30, 2020 -- GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) ("ADES"), together with its subsidiary companies held by ADA Carbon Solutions, LLC (collectively the “Company”), today announced it has entered into a 15-year master supply agreement (the "Agreement") with Cabot Norit America, Inc., a subsidiary of Cabot Corporation ("Cabot"), to supply Cabot with lignite activated carbon products, including powder activated carbon ("PAC") and granular activated carbon ("GAC").
"Today’s announcement is an important step toward the creation of the Company’s post-Refined Coal future," said Greg Marken, Interim CEO of ADES. "The Agreement with Cabot allows us to secure material incremental volume and better capture the low-cost manufacturing capabilities of our Red River plant. It also allows us to expand our product portfolio beyond our current suite of products and capabilities, and provides entry into new and diverse markets. The completion of this Agreement is a testament to the premier quality of the activated carbon assets we possess, and it serves as a high-quality example of promising opportunities we have to grow our activated carbon business across a diverse set of applications. We are very excited to partner with Cabot, a global leader in specialty chemicals and performance materials, and look forward to building an even stronger brand across the activated carbon market."
"We have worked closely with ADES to demonstrate production of the product portfolio necessary to accomplish this deal and benefit from the improved manufacturing capabilities for our respective companies," said Imtiaz Kathawalla, VP&GM, Purification Solutions, Cabot Corporation. "We look forward to continuing to provide our customers with the same high quality products that they are accustomed to receiving from Cabot."

Agreement Summary:
The Agreement provides that the Company will supply Cabot with activated carbon products, including PAC and GAC, used for diverse end markets including the treatment of water, air, food and beverages, pharmaceuticals and other liquids and gases. The Company will supply all of Cabot’s lignite-based activated carbon products in North America, subject to certain limitations. Concurrently, the Company will take over Cabot’s lignite mine (the “Mine”) that currently supplies Cabot’s Marshall, Texas facility. The Company expects to immediately commence reclamation activities related to this Mine, expecting that 70% of the reclamation costs will be completed in the first 24 months, and Cabot will share in the costs to complete these activities.

Marken continued, "This Agreement diversifies our product portfolio and end markets with a global specialty chemical leader, and also will bring a positive financial impact to the Company as we more fully utilize our plants production capabilities and cost structure. We expect our production to ramp up incrementally during a 4-5 quarter transition period, which when complete is expected to yield the following net impacts to our current operations:
•Incremental annual revenue growth of 30% - 40%;
•Incremental annual EBITDA growth of $10 million to $15 million; and
•Diversified end markets will reduce our power generation exposure to less than 50% of product portfolio.
Marken concluded, "This announcement represents the culmination of many quarters of hard work on both sides and provides evidence of the strategic transactions we have been forecasting since early 2020. Further, today’s Agreement is a significant step forward and strong building block for our platform, which will allow us to more fully realize the value of our asset base and deliver long-term shareholder value."

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include estimated future incremental annual growth and increased annual EBITDA, expected growth opportunities, financial impacts on plant production capabilities and cost structure, and timing of the production ramp up and reclamation activities. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, future demand for products under the Supply Agreement and our ability to fully capture the expected low-cost capabilities of our manufacturing plant; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com
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